UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

LL Flooring Holdings, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant): N/A

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LL Flooring
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As you consider your vote, we would like to highlight the following:

- Your Board and management team have determined a set of five strategic priorities and are taking decisive action to deliver on those priorities to drive value creation.
- Your Board is also taking action to address near-term financing needs.
- Through its previously announced strategic alternatives review process, your Board has been carefully and thoroughly evaluating and engaging with third parties regarding indications of interest and non-binding proposals to acquire the Company.
- LL Flooring has a highly qualified and engaged Board with the right mix of skills and expertise to oversee the Company's execution of its strategic priorities and the Company's overall strategic direction.
- Mr. Sullivan's proxy contest is self-serving, personal and not in the best interests of all shareholders and Mr. Hammann is not qualified to serve on the Company's Board.

Thomas Sullivan, founder of the Company, is attempting to take control of LL Flooring through a costly and distracting proxy contest to install himself and two of his hand-picked employees on your Board of Directors. Given Mr. Sullivan's actions during the Company's strategic review process, we believe he may be attempting to force a sale of the Company to himself at a price that may undervalue the Company.

In addition to Mr. Sullivan and his nominees, Jerald Hammann, another individual shareholder of LL Flooring has nominated himself to the Board. Mr. Hammann has a history of nominating himself to corporate boards when owning only a few shares of stock. Indeed, Mr. Hammann only owns 10 shares of LL Flooring stock and fundamentally lacks a cogent plan for LL Flooring along with any distinct skills or experience.

We urge you to support your Board by voting the universal **WHITE** proxy card today "FOR" ONLY LL Flooring's three highly qualified director nominees – Douglas T. Moore, Ashish Parmar and Nancy M. Taylor.

How to Vote →

Your LL Flooring Board has the right mix of skills and Messrs. Moore and Parmar and Ms. Taylor have made significant contributions to your Board and the Company over their respective experience to oversee the execution of the Company’s tenures, including overseeing the development of the Company’s five five core growth strateg ies, support the team’s delivery core growth strategies, collectively serving on all four Board of high-touch service for our customers and drive Committees, and proactively refreshing the management team with four new corporate leaders added in the last two years to bring fresh value. Your LL Flooring Board comprises nine highly perspectives to the Company during a period of industry and market qualified and engaged directors, eight of whom are pressure. independent. At the 2024 Annual Meeting of Stockholders, Douglas T. Moore, Ashish Parmar and Nancy M. Taylor are standing for election.

Douglas T. Moore
Current Chairman and CEO of CleanCore Solutions, Inc.

More than 25 years of retail experience, including as CEO of two public companies.



Ashish Parmar
Current Chief Information Officer of Standard Industries, Inc.

More than 20 years of supply chain, technology, and business experience across industrials, retail, logistics, and consumer electronics. Recognized as one of Forbes 50 innovative technology leaders.



Nancy M. Taylor
Current LL Flooring Independent Board Chair; Former CEO of Tredegar Corporation

More than 25 years of business, finance, and leadership experience; brings strong corporate governance knowledge as public company director at TopBuild Corp. and Malibu Boats, Inc.

The Remainder of Your Board



Charles E. Tyson
President and Chief Executive Officer of LL Flooring

More than 35 years of experience in the retail industry, with extensive executive leadership experience and The Container Store Group, Inc. Board member since March 2024



Terri Funk Graham
Former SVP & Chief Marketing Officer of Jack in the Box, Inc

More than 30 years of retail experience and extensive experience as public company Board member (Sprouts Farmers Market, CV Sciences, Inc., Hot Topic Inc.) and private company Board member (1-800 Contacts)



David A. Levin
Former President and Chief Executive Officer and Director of Destination XL Group, Inc.

More than 35 years of retail experience and more than 20 years of executive leadership experience.



Joseph M. Nowicki
Former Executive Vice President and Chief Financial Officer of Beacon Building Products, Inc.

More than 25 years of management experience, including 7 years of executive leadership experience in building materials distribution; extensive Board experience (UniFirst Corporation, Diversified Restaurant Holdings, Inc., ASV Holdings, Inc.)



Famous P. Rhodes
Chief Marketing Officer of Apex Service Partners, LLC

More than 20 years of experience in retail across automotive, consumer marketplace and residential HVAC, plumbing and electrical services and Board experience as director of Work Truck Solutions



Martin F. Roper
Chief Executive Officer and Director of The Vita Coco Company, Inc.

More than 25 years of public company executive leadership experience primarily in the beverage industry; extensive private company Board experience (Power Crunch, Fintech.net)

We urge you to support your Board by voting the universal WHITE proxy card today “FOR” ONLY LL Flooring’s three highly qualified director nominees -Douglas T. Moore, Ashish Parmar and Nancy M. Taylor. Shareholder Letters June 3.1024 June 3 Letter Press Releases June J, l0l4 June 3 Release SEC Filings 2024 Proxy Statement

We urge you to support your Board by voting the universal WHITE proxy card today “FOR” ONLY LL Flooring’s three highly qualified director nominees -Douglas T. Moore, Ashish Parmar and Nancy M. Taylor. Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you read the Two Ways to Vote proxy statement and vote your shares by signing and dat ing the universal WHITE proxy card and returning it [jI Internet in the postage-paid envelope provided or by voting ~ On your universal WHITE proxy card. locate your via the Internet by following the instructions provided control number and access the website indicated. Follow the easy online instructions to submit your on the universal WHITE proxy card. vote. Your Board does not endorse Mr. Sullivan and his other two nominees or Mail Mr. Hammann, and strongly urges you to DISCARD and NOT vote using M ark. sign, date, and then return the universal WHITE any gold proxy card that may be sent to you by Mr. Sullivan or any proxy proxy card in the postage-paid envelope provided. card that may be sent to you by M r. Hammann.